Exhibit 5

OWNERSHIP INFORMATION

The following table sets forth information regarding the Shares, 2023 Warrant Shares and 2025 Convertible Note Shares held of record by the entities listed below (the “Record Holders”) as of November 9, 2026, after giving effect to the Fluent Transaction and the Reverse Split. The Record Holders have the right to acquire the 2023 Warrant Shares and the 2025 Convertible Note Shares within 60 days; none of such Shares have been issued to the Record Holders as of the date of this Amendment.

Record Holder	Shares (#)	2023 Warrant Shares (#)(2)	2025 Convertible Note Shares (#)(3)	Voting and Dispositive Power Could Be Deemed to Be Shared With
CAOP	4,318,279	163,152	–	Each Reporting Person
CACO(1)	2,271,158	–	–	Each Reporting Person
CAOF(1)	–	–	502,800	Each Reporting Person
CACC(1)	363	–	–	Each Reporting Person
CAEF(1)	157,333	–	–	Each Reporting Person
CA CO SPV(1)	57,118	–	–	Each Reporting Person
Total (group)	6,804,251	163,152	502,800	7,470,203 (14.5%)

(1)	Not a Reporting Person in Amendment No. 2; added as a Reporting Person in this Amendment as a member of the group.
(2)	The 2023 Warrants expire on April 28, 2028, and have an exercise price of $4.35 per Share, after giving effect to the Reverse Split.
(3)	Assumes conversion of the 2025 Convertible Note at a conversion amount of $9,427,500 (being $10,000,000 less 50% of the $1,200,000 aggregate principal repaid as of November 9, 2026, plus accrued but unpaid interest of $27,500 as of such date, as reported to us by the Record Holder), at a conversion price of $18.75 per Share after giving effect to the Reverse Split. The actual number of Shares issuable upon conversion may vary, including as a result of further repayments and the accrual of additional interest.

The Reporting Persons may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Act. Accordingly, each Reporting Person may be deemed to beneficially own all 7,470,203 Shares reported above, representing approximately 14.5% of the Shares, based on 50,820,000 Shares outstanding plus an aggregate of 665,952 Shares issuable upon exercise of the 2023 Warrants and conversion of the 2025 Convertible Note.

CAA, as the investment manager to CACO and CAOP, may be deemed to have the power to direct the voting and disposition of Shares held by CACO, CAOP and CAOF, and consequently CAA may be deemed to possess indirect beneficial ownership of such Shares.

CAM, as the managing member of CACO, may be deemed to have the power to direct the voting and disposition of Shares held by CACO and CAOF, and consequently CAM may be deemed to possess indirect beneficial ownership of such Shares.

CAG, as the managing member of CAA and CACC, may be deemed to have the power to direct the voting and disposition of Shares held by CACO, CAOP, CAOF and CACC, and consequently CAG may be deemed to possess indirect beneficial ownership of such Shares.

CAGGP, as the general partner of CAG, may be deemed to have the power to direct the voting and disposition of Shares held by CACO, CAOP, CAOF and CACC, and consequently CAGGP may be deemed to possess indirect beneficial ownership of such Shares.

CAOGP, as the general partner of CAOP, may be deemed to have the power to direct the voting and disposition of Shares held by CAOP, and consequently CAOGP may be deemed to possess indirect beneficial ownership of such Shares.

CAEM, as the manager of CAEF, may be deemed to have the power to direct the voting and disposition of Shares held by CAEF. CA CO SPV is member-managed by Andreas Bodmeier, John Mazarakis and Anthony Cappell. As voting and investment decisions with respect to the Shares held by CA CO SPV require the approval of a majority of its three members, none of Messrs. Bodmeier, Mazarakis and Cappell individually has the power to direct the voting or disposition of Shares held by CA CO SPV and none of them is deemed to beneficially own such Shares. Each of Messrs. Bodmeier, Mazarakis and Cappell disclaims beneficial ownership of the Shares held by CA CO SPV, except to the extent of his pecuniary interest therein, and is not a member of any group with the Reporting Persons.

CAGPH, as the managing member of CAM, the sole member of CAOGP and the owner of CAEM, may be deemed to have the power to direct the voting and disposition of Shares held by CACO, CAOF, CAOP and CAEF, and consequently CAGPH may be deemed to possess indirect beneficial ownership of such Shares.

CACO, as the sole owner of CAOF, may be deemed to have the power to direct the voting and disposition of Shares held by CAOF, and consequently CACO may be deemed to possess indirect beneficial ownership of such Shares.

Each Reporting Person disclaims beneficial ownership of the Shares reported herein except to the extent of its pecuniary interest therein.